Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made as of the 1st day of January, 2005, between Greater Community Bank, a New Jersey corporation with a business address of 55 Union Boulevard, Totowa, New Jersey, (the “Company”) and Mary Smith (“Executive”).

WHEREAS, the Company desires to employ the Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to enter into this Agreement with respect to her employment and services upon the terms and conditions hereinafter set forth.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement (the “Employment Term”) shall commence on the date of the execution of this Agreement by both parties and shall continue from that date for three (3) years. The Employment Term shall be subject to one (1) year extensions at the mutual agreement of the Executive and the Highland Capital Corp. Board of Directors. The one (1) year extension must be exercised within forty-five (45) days of the expiration of each contract year.

3. Position and Duties. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of Highland Capital Corp. (“HCC”), reporting to the President of Greater Community Bank (the “President”). Executive shall perform all duties and accept all responsibility for the general management and operation of HCC. Executive shall at all times be subject to the direction and control of the President. Executive shall use her best efforts in the business of HCC, and shall devote her full time, attention and energy to the business and affairs of HCC and its subsidiaries.

4. Compensation, Benefits and Expense Reimbursement

(a) Salary. The Company shall pay Executive an annual salary of $137,800.00 (“Annual Salary”) payable in the manner consistent with the payroll practices for the executive officers of the Company. Effective July 1, 2005 the Company shall adjust the Annual Salary of Executive to $162,800.00. The Annual Salary shall be subject to review and increase by the President of Company, in his sole discretion, with such review to be conducted at least annually at such time as it reviews the salaries of the HCC’s officers.

(b) Bonus. The Company shall pay Executive a Bonus, if earned in accordance with this paragraph in addition to Annual Salary. The Bonus shall be based upon the pre-tax profit as defined in schedule “A”, attached hereto and made a part hereof, for all current and subsequent business of HCC. The bonus due Executive will be 6.42% of the total annual pre-tax profit of HCC which shall be calculated based upon generally accepted accounting principals and will be determined prior to any extra ordinary charges and/or disbursements. The Bonus, if any, due Executive from HCC shall be paid on or before March 31 of the calendar year following the year for which HCC has a pre-tax profit.

(c) Fringe Benefits. The Company shall provide to Executive such fringe benefits as are accorded to other executive officers of the Company.

(d) Expense Reimbursement. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by her in the performance of her duties hereunder, which shall be accounted for in accordance with the reimbursement policies of the Company.

5. Confidentiality and Non-compete.

(a) Executive recognizes and acknowledges that by reason of her employment by the Company and service to HCC, she has had and will continue to have (both during the Employment Term and at any time thereafter during which she may service HCC, access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge deemed confidential under New Jersey Law pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that she will not, either during or at any time after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever (except as her duties described herein may require) without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.

(b) Non-Competition. During the Employment Term and for the twelve (12) month period following the termination of employment of Executive from the Company or any of its affiliates has ended (whether or not such employment is pursuant to this Agreement), Executive will not, unless acting pursuant hereto or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant, employee or otherwise with or use or permit her name to be used in connection with, any business or enterprise engaged within any portion of the medical market or such other markets in which HCC does business in the leasing industry.

(c) Non-Solicit. During the Employment Term and for the twelve (12) month period following the termination of employment of Executive with the Company, Executive will not, hire or cause to be hired as an employee any person who was employed by the Company or any of its affiliates on a full or part-time basis at any time during the course of Executive’s employment for those services HCC has previously provided.

(d) Equitable Relief. Executive acknowledges that the restrictions contained in this paragraph 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions.

6. Arbitration Clause. Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to binding arbitration by three (3) neutral arbitrators in accordance with the Banking Industry Arbitration rules of the American Arbitration Association in effect. The demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.
A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.
No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement and signed by the Executive and the Company, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction

7. Termination.

(a) Voluntary. In the event the Executive’s employment with the Company is voluntarily terminated within the Employment Term, except in the event of change of control, the Company at its sole discretion may elect to pay the executive in accordance with Paragraph 7 (b) and the terms and conditions of Paragraph 5 will apply, in the event the Company does not elect to pay the executive the terms and conditions of Paragraph 5 shall not apply and the Executive shall not be entitled to Bonus or any future Salary. The executive will be required to provide one hundred eighty (180) days notice except in the event of change of control. Executive cannot provide notice or terminate employment if James Rickenberg or Mathew Rough have provided notice in accordance with their employment agreement until such a time that they have fulfilled their obligation of notice.

(b) Involuntary. In the event the Executive’s employment is terminated by the Company for any reason exclusive of Cause (as hereinafter defined), Executive shall receive either twice her annual base salary at the time of her termination, or, the sum of 6.42% of the total annual pre-tax profit, as defined in “Schedule A”, of HCC based upon generally accepted accounting principles and determined prior to extra ordinary charges and/or disbursements, otherwise due but for Executive’s termination for the next five (5) calendar years including the year of termination and upon the Portfolio that existed at the termination, whichever Executive selects at her exclusive option. In the event Executive is to receive twice her annual base salary, HCC shall pay same at the time of her termination. In the event Executive is to receive the sum of 6.42% of the total annual pre-tax profit of HCC based upon generally accepted accounting principles and determined prior to any extra ordinary charges and/or disbursements for the next five (5) calendar years including the year of Executive’s termination, otherwise due but for Executive’s termination, HCC shall pay same in yearly installments on or before March 31 of the calendar year following the years for which HCC had a pre-tax profit based upon generally accepted accounting principles and determined prior to extra ordinary charges and/or disbursements.

(c) Notwithstanding all preceding paragraph(s) of this agreement, in the event Company transfers its controlling interest in HCC to any other person, or, the controlling interest of Company is transferred to any other person(s), Executive shall have within ninety (90) days of such transfer of the applicable controlling interest the exclusive option to terminate employment and receive compensation and benefits in accordance with the terms and conditions of this Agreement. Severance shall be selected at the exclusive option of Executive in the amount of either: (1) two times Executive’s annual salary at the time Executive exercises her exclusive option to terminate employment with the Company; or (2) the 6.42% of the HCC’s adjusted sale price as defined in “Schedule B”, payable within one hundred twenty (120) days after the sale. If the person(s) who purchase the controlling interest requests Executive to continue employment and receive benefits and compensation in accordance with the terms and conditions of this Agreement Executive must provide written notice of same to the Company, HCC and Purchaser more than 60 days prior to the transfer of the applicable controlling interest this Agreement shall remain binding on Executive, HCC, the Company and their representative affiliates, purchasers, successors and/or assigns.
(d) In the event Company and HCC are sold as a combined entity, the determination of the “sale price” for HCC will be based on the then current market valuation of HCC. HCC’s valuation will be determined by an agreed upon third party investment banker who has knowledge of similar sales within HCC’s industry. It is further agreed that a calculation of how a valuation will be done and mutually agreed to by both the Executive and Company within six (6) months of the date of this contract.
(e) As used in this Agreement, “Cause” shall be determined by an objective standard and mean: (i) Executive’s willful failure to substantially perform her duties for HCC; (ii) Executive’s conviction of a felony or crime for fraud, embezzlement or willful dishonesty relative to HCC; (iii) Executive’s willful violation of any HCC policy of which she has been given prior written notice and which violation is demonstrably detrimental to the best interests of HCC.

7.1 Death and Disability. If Executive dies during the employment term, the Executive’s heirs, executors, administrators, assignees will be entitled to the same payout benefits as the Executive as if the Executive had been terminated without cause. If Executive becomes disabled (as defined below), the Employment Term may be terminated by the Company and the Company shall pay the Executive the same payout benefits as if the Executive had been terminated without cause as outlined in paragraph 7(b) of this Agreement. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties under this Agreement and which results in the Executive’s becoming eligible for long-term disability benefits under Company’s long-term disability plan. The executive shall be entitled to such benefits and any other benefits provided under the terms of employee benefit plans in effect at such time to which the Executive may be entitled under the terms of such plans given the Executive’s disabled status.

8. Notices. Any notices to Executive or Company shall be deemed given if delivered personally or mailed by certified mail to the address set forth below.

9. Applicable Law. The interpretation, validity and effect of this Agreement shall be governed in accordance with the laws of the State of New Jersey.

10. Entire Agreement. The terms of this Agreement set forth the entire agreement and understanding between Executive and Company. This Agreement completely supersedes and nullifies all prior agreements, discussions, negotiations and agreements between Executive and Company. No changes in this Agreement shall be valid unless made in writing and signed by Executive and person authorized by Company to sign on their respective behalf. This Agreement supersedes all prior agreements and sets forth the entire understanding of the parties with respect to the terms of Executive’s employment with the HCC, except that Executive shall further be bound by the terms of all employee manuals, handbooks and guidelines generally applicable to employees, officers, or directors of the HCC.

IN WITNESS WHEREOF, the parties hereof have executed this Employment Agreement as of the day and year first above written.

Mary E. Smith	Greater Community Bank

By: /s/ Mary E. Smith	By:	/s/ Anthony M. Bruno, Jr.
Anthony M. Bruno, Jr.
Chairman and CEO

Date: June 29, 2005	Date: June 29, 2005

Schedule A

The following parameters will be used to calculate the pretax profit of Highland Capital Corp. for the purpose of calculating the Sr. Management Bonus Pool.

Paid in Capital: Will be adjusted on a monthly basis to reflect a 9 to 1 debit to paid in capital ratio. The adjusted debit outstanding will be used to calculate the monthly interest expense to be used in preparing the pretax profit or loss. The adjusted pretax profit or loss will be used in calculating the Sr. Management bonus pool.

Interest Expense: Actual Interest Expense on the HCC Line of Credit shall be one-half percent over the floating three month Federal Funds Index. The actual Interest Expense for each Term Loan secured by HCC with GCB shall be fixed ten days prior to the closing date for the sixty month term to the Federal Home Loan Bank Amortizing Advance Indications Index Rate based upon a five year balance term, or such other rate as secured by GCB for like term financing. Should HCC seek funding outside Greater Community Bank the actual interest will be based upon costs of funds charged to HCC by outside parties. The interest expense for each month will be adjusted based on the new debit to paid in capital ratio. The recalculated interest expense will replace the actual interest expense for the purposes of calculating HCC monthly pretax profit. The Interest rate utilized will be based on the weighted average interest rates as related the total HCC portfolio.

Sr. Management Pool: Each month 15% of the calculated Pretax Profit or Loss at HCC will be accrued to the Sr. Management bonus pool. The bonus pool accrual will be recorded below the Pretax Profit or Loss calculation for each month.

Example:

Pre-Tax Earnings 05/31/05	$82,727.00
Less: Current interest exp.	($117,920.63)
Add: Adj. Int. Exp. for 9 to 1	($118,387.55)
Adjusted Pre-Tax Earnings
As of 05/31/05	$82,259.61

Sr. Mgt. Pool Multiplier	15%

Total Accrual contribution 05/31/05	$12,338.95

Current Debt to Equity as of 05/31/05	8.66 to 1

Schedule B

The following will be used to calculate the Adjusted Sale Price of Highland Capital Corp. The total Sale Price, Less the Adjustment below will be in used to determine the Adjusted Sale Price for the purpose calculating the Sr. Mgt. Sale Pool. The Sale Pool will be distributed in accordance with the Sr. Management contract.

Paid in Capital:	$440,000.00
$5,000,000.00

Less: Losses
12/31/04 to 03/31/98	($2,172,289.00)
Add: Recoveries	$137,528.00

Adjustment to Sale
Price	$3,405,239.00